For immediate release

Aspen Group Resources Corporation initiates

Small Shareholder Selling Program

OKLAHOMA CITY, Oklahoma March 15, 2004 -- Aspen Group Resources Corporation, (TSX: ASR, OTC: ASPGF) (“Aspen” or the “Company”), today announced it has originated a small shareholder selling program under the policies of The Toronto Stock Exchange (the "TSX").  Under the program, holders of less than 500 shares as of the record date on March 12, 2004 may provide to Aspen their shares in duly transferable form accompanied by written confirmation that they wish such shares to be aggregated into board lots and sold on the TSX. The TSX defines a board lot as 500 shares for companies with a share price of less than $1.00 but more than $0.10.  Both registered and beneficial holders of shares held in nominee form are eligible to participate, as well as shareholders who have lost their share certificates, provided they hold less than 500 shares of Aspen. Aspen has retained Jones, Gable & Company Limited, a member firm of the TSX, to administer the small shareholder selling program.  The program will expire on June 11, 2004 unless extended. Aspen does not intend to purchase any stock made available under the program.

The small shareholder selling program is being implemented to allow qualified shareholders a facility through which to sell all, but not less than all, their shares without incurring brokerage commissions, and to reduce the number of small shareholders on the registered list of shareholders. Aspen estimates that there are 1049 small shareholders that qualify for the program and hold an aggregate total of 29,139 common shares. In implementing the program, the Company expects to significantly reduce its mailing and registration costs.

Participation in the small shareholders selling program by eligible shareholders of Aspen is voluntary.  Aspen has initiated this program to assist eligible shareholders in selling their shares in a convenient and inexpensive manner.  Aspen makes no recommendation as to whether or not a shareholder should participate.  The decision to participate should be based on a shareholder's particular financial circumstances.  Eligible shareholders may wish to obtain advice from their broker or financial advisor as to the advisability of participating.

Aspen Group Resources Corporation is an independent oil and natural gas producer engaged in the acquisition, exploration, production and development of oil and natural gas properties in the Mid Continent Region in the US and Western Canada. Aspen’s shares trade on The Toronto Stock Exchange under the symbol ASR and in the US on the Electronic OTC, or “Pink Sheets” under the symbol ASPGF.

Contact Information for the Small Shareholder Selling Program:

Don Ross

Jones Gable & Co. Ltd.

416-365-8000

or

Kevin O’Connor

877-775-8734

koconnor@aspengroupresources.com

Information on the small shareholder selling program is also available on the Aspen’s website at www.aspengroupresources.com

Portions of this document include “forward-looking statements”, which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management’s expectations and projections expressed in this document.  Certain factors that can affect the Company’s ability to achieve projected results are described in the Company’s Annual Report on Form 20-F and other reports filed with the Securities and Exchange Commission.  Such factors include, among others, production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy.